Exhibit 99.1

Press Release Dated March 21, 2014

NEWS RELEASE

March 21, 2014

Farmers Capital Bank Corporation to Repurchase a Portion of its Outstanding Preferred Stock

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced on March 21, 2014 that the Federal Reserve Bank of St. Louis approved the Company’s request to repurchase 10,000 shares, or one-third, of its outstanding Series A preferred stock. The purchase price of the shares will be the stated liquidation value of $1,000 per share, plus any accrued dividends. The timing of the repurchase has yet to be determined, but is expected to be completed during the second quarter of 2014. The Company estimates the total cost of redeeming the shares to be $10.2 million.

“We are pleased to be able to repay a portion of our outstanding preferred stock,” said Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Repurchasing the shares not only lessens the impact of the recent increase in the dividend rate, it is also indicative of the continual progress we’ve made in strengthening the overall financial condition of the Company.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.